SERVICES AGREEMENT

            AGREEMENT made as of the 14th day of March, 1997, by and among ACTV, INC., a Delaware corporation and ACTV ENTERTAINMENT, INC., a New York corporation (collectively, "ACTV"), and THE TEXAS INDIVIDUALIZED TELEVISION NETWORK, INC., a Delaware corporation (the "Company"). Unless the context otherwise requires, the term Company shall be deemed to include the Company's subsidiaries.

                                  WITNESSETH:

            WHEREAS, the Company desires to obtain certain services from ACTV and ACTV is willing to furnish or make such services available to the Company; and

            WHEREAS, the Company also desires to obtain certain services from ACTV's personnel and ACTV is willing to have such personnel make such services available to the Company;

            NOW, THEREFORE, in consideration of one dollar ($1.00) and other good and valuable consideration receipt of which is hereby acknowledged, the parties hereto agree as follows:

            1. Corporate Services. (a) Commencing as of the date hereof (the "Effective Date") and at the request of the Company, ACTV will provide or otherwise make available to the Company certain general corporate services, including but not limited to certain administrative staff functions, electronic data processing services, and the administration of the participation of the Company and the Company's employees in ACTV's insurance programs, such as Group Medical and Life Insurance, and Liability and Property and Casualty Insurance.

                  (b) For performing the aforesaid services, ACTV will charge the Company for the Company's pro rata share of the aggregate costs actually incurred in connection with such services by ACTV. Such charge shall be determined on a quarterly basis commencing with the first full fiscal quarter ending after the Effective Date and shall be payable within 30 days from the date of billing. It is the intent of the parties that the Company shall reimburse ACTV for the costs and expenses (including overhead costs) reasonably incurred by ACTV in furnishing the aforesaid services to the Company. The Company may request a review of the amount of such charge by giving to ACTV written notice of its desire for a review.

            2. Overhead Services. It is understood that certain personnel of the Company will be working in office locations maintained by ACTV and, in connection therewith, will be using space and office furniture and equipment owned or leased by ACTV and will be furnished telephone, word processing, receptionist, filing and other related services by ACTV. In order to reimburse ACTV for the foregoing, the Company will pay to ACTV for each month in which it is using ACTV's office facilities a charge equal to the Company's pro rata share of the aggregate costs actually incurred by ACTV in connection with the maintenance and operation of such facilities and the provision of such services (including the costs of any occupancy or similar taxes). Such charge shall be payable within 30 days from the date of billing. It is the intent hereof that the Company shall reimburse ACTV for the cost, including indirect overhead costs (or reasonable rental value) of office space and equipment so utilized and telephone and other services so provided. The Company may request a review of the amount of the charge hereunder (or discontinuance of same if facilities and services of ACTV are no longer being utilized) by giving ACTV written notice of its desire for review (or discontinuance).

            3. Shared Personnel. It is understood that certain of the senior management of ACTV may provide services to the Company from time-to-time. In order to reimburse ACTV for the foregoing, the Company will pay to ACTV for each month in which it is using such senior management, a charge equal to the Company's pro rata share of the aggregate costs actually incurred by ACTV in connection therewith and the provision of such services. Such charge shall be payable within 30 days from the date of billing. The Company may request a review of the amount of the charge hereunder (or discontinuance of same if senior management services of ACTV are no longer being utilized) by giving ACTV written notice of its desire for review (or discontinuance).

            4. Other Transactions. Any other transactions or arrangements which ACTV may enter into with the Company will be on terms at least as favorable to the Company as those that could have been negotiated with unrelated parties for comparable services or products.

            5.    Miscellaneous.

                  (a) Nothing contained herein shall be construed to relieve the directors or officers of the Company from the performance of their respective duties or to limit the exercise of their powers in accordance with the certificate of incorporation and by-laws of the Company and any applicable legal provisions. It is understood and agreed that the activities of ACTV hereunder shall at all times be subject to the control and direction of the Company's Board of Directors and officers.

                  (b) Neither ACTV, its affiliates or subsidiary companies nor any of their respective officers, directors or employees shall be liable to the Company solely based upon services provided to the Company or its subsidiaries by third parties pursuant to this Agreement.

The provisions of this Agreement are for the sole benefit of ACTV and the Company and shall not, except to the extent otherwise expressly stated herein, inure to the benefit of any third party.

                  (c) The term of this Agreement shall be for the period commencing on the Effective Date and shall continue from year to year thereafter, subject to the right of either party to terminate this Agreement (or any of the services being provided hereunder) by giving to the other party at least six months' prior written notice of termination.

                  (d) Any dispute between the parties as to the appropriateness of any charges made hereunder shall be settled by arbitration held in the City of New York, New York under the rules of the American Arbitration Association.

                  (e) This Agreement shall not be assignable except with prior written consent of the parties hereto.

                  (f) This Agreement shall be governed by and construed under the laws of New York applicable to contracts made and to be performed therein.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                      ACTV, INC.





                                      By:
                                          --------------------------------------
                                            William C. Samuels
                                            Chairman, Chief Executive Officer



                                      ACTV ENTERTAINMENT, INC.





                                      By:
                                          --------------------------------------
                                            David Reese, President



                                      THE TEXAS INDIVIDUALIZED
                                      TELEVISION NETWORK, INC.





                                      By:
                                          --------------------------------------
                                            Christopher C. Cline, Secretary